News Release

P. O. Box 1980
Winchester, VA 22604-8090

FOR IMMEDIATE RELEASE

Contact:                 Glenn Eanes
Vice President and Treasurer
540-665-9100

AMERICAN WOODMARK CORPORATION
ANNOUNCES SECOND QUARTER RESULTS
_______________________________________________________________________

WINCHESTER, Virginia (November 24, 2009) -- American Woodmark Corporation (NASDAQ: AMWD) today announced results for the second quarter of its fiscal year 2010, that ended on October 31, 2009.

Net sales declined 23% compared with the second quarter of the prior fiscal year to $104,068,000.  Net sales declined 25% during the six-month period ended October 31, 2009, compared with the comparable period of the prior fiscal year. The Company’s sales declines in each of its sales channels approximated the overall rate of decline during the second quarter of fiscal year 2010.

The Company generated a net loss of ($5,279,000) or ($0.37) per diluted share during the second quarter of fiscal year 2010, compared with a net loss of ($481,000) or ($0.03) per diluted share in the second quarter of its prior fiscal year. The Company generated a net loss of ($11,685,000) or ($0.83) per diluted share in the six-month period ended October 31, 2009, compared with a net loss of ($324,000) or ($0.02) per diluted share in the comparable period of the prior fiscal year.

The Company previously announced several initiatives to reduce costs during the fourth quarter of its prior fiscal year, including the permanent closure of two manufacturing plants, the suspension of operations at a third plant, and a reduction-in-force of salaried personnel. The Company successfully completed these initiatives during the first quarter of fiscal year 2010. In connection with these initiatives, the Company recorded net-of-tax restructuring charges of ($146,000), or ($0.01) per diluted share during its second quarter, and ($1,742,000), or ($0.12) per diluted share, during the six-month period ending October 31, 2009. Exclusive of these charges, net loss for the second quarter of fiscal year 2010 was ($5,133,000), or ($0.36) per diluted share, and ($9,943,000) or ($0.70) per diluted share for the six-month period ended October 31, 2009.

Gross profit for the second quarter of fiscal year 2010 was 12.2% of net sales, compared with 14.4% in the second quarter of the prior fiscal year. Gross profit was 12.0% of net sales during the first six months of fiscal year 2010, compared with 15.2% of net sales during the comparable period of the prior fiscal year. The decline in gross profit margin during the three and six-month periods primarily reflected the unfavorable impact of inefficiencies in direct labor and manufacturing overhead costs stemming from the impact of lower sales volumes. Partly offsetting these adverse factors were favorable impacts from lower fuel and material costs, as well as reduced manufacturing overhead costs related to the plant closures.

       Selling, general and administrative costs were 20.1% of net sales in the second quarter of fiscal year 2010, up from 15.2% of net sales in the second quarter of the prior fiscal year. Selling, general and administrative costs were 19.7% of net sales in the first six months of fiscal year 2010, up from 15.6% in the comparable period of the prior fiscal year. The Company’s operating expense ratio increased during fiscal year 2010 due primarily to the reduction in sales and to the absence of a credit that occurred in the prior year relating to a terminated retiree health care plan.

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AMWD Announces Second Quarter Results

November 24, 2009

The Company experienced negative free cash flow of ($2.0) million (defined as cash provided by operating activities net of cash used for investing activities) in the second quarter of fiscal year 2010, compared with positive free cash flow generated in the second quarter of the prior fiscal year of $2.1 million. The Company’s decline in free cash flow was driven by a combination of the increased net loss and payments made to satisfy severance obligations.

The Company announced a quarterly cash dividend of $0.09 per share to be paid on December 21, 2009, to shareholders of record on December 7, 2009.

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets.  Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors.  The Company presently operates eleven manufacturing facilities and nine service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control.  Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders.  The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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AMWD Announces Second Quarter Results

November 24, 2009

AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended		Six Months Ended
	October 31		October 31
	2009	2008	2009	2008

Net Sales	$104,068	$134,939	$204,903	$274,092
Cost of Sales & Distribution	91,399	115,471	180,400	232,564
Gross Profit	12,669	19,468	24,503	41,528
Sales & Marketing Expense	14,510	15,122	27,859	30,691
G&A Expense	6,380	5,435	12,607	11,976
Restructuring charges	233	--	2,787	--
Operating Loss	(8,454)	(1,089)	(18,750)	(1,139)
Interest & Other (Income) Expense	(7)	(328)	(53)	(589)
Income Tax Benefit	(3,168)	(280)	(7,012)	(226)

Net Loss	$(5,279)	$(481)	$(11,685)	$(324)

Earnings Per Share:

Weighted Average Shares Outstanding - Diluted	14,138,091	14,031,376	14,125,859	14,050,490

Loss Per Diluted Share	$(0.37)	$(0.03)	$(0.83)	$(0.02)

Condensed Consolidated Balance Sheet

	October 31,	April 30,
	2009	2009

Cash & Cash Equivalents	$69,391	$82,821
Customer Receivables	31,003	26,944
Inventories	26,525	32,684
Other Current Assets	13,461	11,089
Total Current Assets	140,380	153,538
Property, Plant & Equipment	122,695	132,928
Other Assets	23,769	17,271
Total Assets	$286,844	$303,737

Current Portion - Long-Term Debt	$866	$859
Accounts Payable & Accrued Expenses	48,851	57,308
Total Current Liabilities	49,717	58,167
Long-Term Debt	26,175	26,475
Other Liabilities	18,232	15,413
Total Liabilities	94,124	100,055
Shareholders' Equity	192,720	203,682
Total Liabilities & Shareholders' Equity	$286,844	$303,737

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AMWD Announces Second Quarter Results

November 24, 2009
Condensed Consolidated Statements of Cash Flows

	Six Months Ended
	October 31
	2009	2008

Net Cash Provided (Used) by Operating Activities	$(6,438)	$16,506
Net Cash Used by Investing Activities	(4,595)	(6,990)
Free Cash Flow	$(11,033)	$9,516

Net Cash Used by Financing Activities	(2,397)	(5,393)
Net Increase/(Decrease) in Cash and Cash Equivalents	(13,430)	4,123
Cash and Cash Equivalents, Beginning of Period	82,821	56,932

Cash and Cash Equivalents, End of Period	$69,391	$61,055

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